Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy, Inc. Announces Second Quarter 2011
Results

Highlights:

•                  Net sales of $39.3 million, up 17% from the prior year quarter

•                  Second quarter orders totaled $22 million, including $13 million in new industrial gearing orders—YTD orders more than double 2010

•                  Non-GAAP adjusted EBITDA increases to $0.1 million vs. a $3.2 million loss in Q2 2010—third sequential quarter of positive EBITDA

NAPERVILLE, IL, August 5, 2011—Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $39.3 million for the second quarter of 2011, a 17% increase compared to $33.6 million in the second quarter of 2010. The increase was attributable to a 48% increase in Tower segment revenues in response to higher demand compared to the prior year second quarter.

The Company reported a net loss from continuing operations of $4.4 million or $0.04 per share in the second quarter of 2011 compared to a loss of $13.2 million or $0.12 per share during the second quarter of 2010. The improvement against second quarter 2010 was the result of the beneficial impact of increased sales, a higher margin mix and the absence of a $4.6 million impairment recognized in the prior year.

The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of $0.1 million during the second quarter of 2011 compared to a loss of $3.2 million during the second quarter of 2010, due to improved Tower and Gearing segment results, and lower corporate expenses.

Peter C. Duprey, president and chief executive officer, stated, “We are continuing to make progress with the business transformation. With three sequential EBITDA positive quarters behind us, we feel good about the operational momentum we have gained. Our Tower business had a 48% increase in revenue in a difficult market, and in our Gears business, sales to industrial customers exceeded wind customers. Our Gearing and Services businesses had new orders well in excess of sales; our enhanced focus on sales and diversification efforts are starting to have an impact. While we continue to face a challenging wind energy market, we remain focused on the diversification of our customer base and the expansion of our services business where we have strong core competencies.”

For the six months ended June 30, 2011, the Company reported revenue of $82.9 million compared to $55.3 million in the prior year. The increase in revenues was primarily attributable to an 84% increase in Tower segment revenues due to higher production compared to the prior year.

The company reported a loss from continuing operations for the six months ended June 30, 2011 of $8.5 million, or $0.08 per share, compared to $25.2 million or $0.24 per share for the six months ended June 30, 2010. The improvement was primarily the result of a 50% increase in revenues compared to the prior year as well as the absence of impairment expense taken during the first half of 2010. The net loss for the first half of 2011 was $9.6 million, or $0.09 per share, inclusive of a loss of $1.2 million, or $0.01 per share, from discontinued operations.

Orders and Backlog

The Company booked $22 million in new orders during the second quarter, bringing six-month orders to $67 million, or 80% of sales which is more than double the order intake from the same period for 2010. Second quarter orders of $22 million were concentrated in the gearing segment, where the industrial sales force has been expanded. At June 30, 2011 backlog totaled $210 million, down modestly from $216 million on June 30, 2010.

Segment Results

Towers

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers segment sales totaled $24.5 million in the second quarter of 2011, compared to $16.5 million in the second quarter of 2010. Sales of wind towers totaled 210 megawatts (MW) in the quarter, up from 87 MW in the second quarter of 2010, due to improved order intake from key customers. The revenue increase was less significant than the volume rise, however, due to a higher proportion of fabrication only towers produced in the 2011 quarter. Non-GAAP adjusted EBITDA for the second quarter jumped to $4.1 million in 2011, compared to $0.5 million in 2010, reflecting the improved plant loadings and better fixed cost absorption. Towers segment operating income for the second quarter of 2011 was $2.8 million, compared to an operating loss of $0.6 million in 2010.

Towers segment sales for the six months ended June 30, 2011 totaled $52.7 million compared to $28.6 million for the six months ended June 30, 2010. The increase in revenues was primarily attributable to an increase of approximately 170% in the MW sold in the first half of 2011 compared to the first half of 2010. Reflecting the stronger volumes and cost management, non-GAAP adjusted EBITDA for the first half of 2011 was $7.7 million compared to $0.4 million in the first half of 2010. Towers segment operating income was $5.2 million in the first half of 2011 compared to a loss of $1.9 million in the first half of 2010.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearing systems for wind, oil and gas and mining applications.

Gearing segment sales totaled $12.5 million in the second quarter of 2011, compared to $14.3 million in the second quarter of 2010. The decrease was due primarily to a 45% decrease in wind gearing sales, partially offset by an increase in industrial gearing sales of 39% compared to the second quarter of 2010. Non-GAAP adjusted EBITDA for the second quarter of 2011 was a loss of $0.4 million compared to a loss of $0.8 million in the prior year second quarter. Despite the lower revenue, non-GAAP adjusted EBITDA improved due to a more favorable customer mix, partially offset by additional fees of $0.7 million incurred in the second quarter of 2011. The Gearing segment operating loss for the second quarter of 2011 was $2.8 million, unchanged from a $2.8 million loss in the second quarter of 2010.

Gearing segment sales for the six months ended June 30, 2011 totaled $26.1 million compared to $22.0 million in the prior year. The increase in revenues was primarily attributable to an increase in industrial gearing sales of approximately 62% compared to the prior year, partially offset by a decrease in wind gearing sales of approximately 15%. Non-GAAP adjusted EBITDA for the first half of 2011 was a loss of $0.2 million compared to a loss of $3.4 million in the first half of 2010 due in part to the increase in sales as well as a more favorable customer mix, partially offset by additional fees of $0.7 million in the current year. Gearing segment operating loss was $5.2 million in the first half of 2011 compared to a loss of $7.9 million in the first half of 2010.

Technical and Engineering Services

Broadwind Energy remanufactures complex wind turbine components, including gearboxes and blades. The Company also offers comprehensive installation support and operations and maintenance services to the wind industry.

Revenue from the Technical and Engineering Services segment was $2.4 million in the second quarter of 2011, compared with $2.9 million in the second quarter of 2010. The decrease in revenues was primarily the result of the absence of a large blade project performed in the second quarter of 2010 and less oil change and bearing replacement revenue in the current year quarter. Non-GAAP adjusted EBITDA for the second quarter was a loss of $1.7 million compared to a loss of $0.9 million in the prior year second quarter. The increased loss reflected the reduction in revenue, the addition of fixed costs to support the new Abilene, Texas based drivetrain repair center, and a one-time settlement arising from a state tax audit. Technical and Engineering Services segment operating loss in the second quarter 2011 was $2.1 million compared to a loss of $6.5 million in the second quarter of 2010, which included a $4.6 million intangible impairment charge.

Technical and Engineering Services segment revenue totaled $4.2 million for the six months ended June 30, 2011, compared to $4.9 million for the prior year. The decrease in revenues was primarily attributable to a decline in the number of maintenance and service technicians deployed as certain key customers have chosen to reduce outsourcing of their maintenance activities. Non-GAAP adjusted EBITDA for the first half of 2011 was a loss of $2.9 million compared to a loss of $2.5 million in the first half of 2010 due primarily to reduced revenues noted above. Technical and Engineering Services segment operating loss was $3.4 million for the first half of 2011 compared to an $8.9 million loss for the first half of 2010.

Corporate and Other

Corporate and other expenses totaled $2.1 million for the quarter and $4.8 million for the first six months, down from the prior year due to lower employee compensation and travel expense partially offset by an increase in legal fees.

Cash and Liquidity

During the quarter, operational working capital rose to $10.3 million, or 7% of annualized sales. At June 30, 2011, cash, marketable securities and short-term investments on hand totaled $10.5 million and the Company’s $10 million credit line was undrawn. Outstanding debt totaled $10.6 million at June 30, 2011. Following quarter-end, the Company received $2.0 million in net proceeds associated with a New Market Tax Credit investment in its Abilene-based drivetrain service center.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and specialty weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations and the business of its customers; the sufficiency of the Company’s working capital; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: John Segvich, 630.995.7137, john.segvich@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,204	$15,331
Short-term investments	103	—
Restricted cash	170	170
Accounts receivable, net of allowance for doubtful accounts of $829 and $489 as of June 30, 2011 and December 31, 2010, respectively	27,240	21,427
Inventories, net	22,443	17,739
Prepaid expenses and other current assets	3,510	3,476
Assets held for sale	—	6,847
Total current assets	63,670	64,990
Property and equipment, net	102,421	106,317
Intangible assets, net	9,643	10,073
Other assets	1,111	2,126
TOTAL ASSETS	$176,845	$183,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$1,463	$140
Current maturities of long-term debt	1,455	1,437
Current portions of capital lease obligations	1,012	966
Accounts payable	18,383	22,342
Accrued liabilities	6,050	6,515
Customer deposits	21,038	8,881
Liabilities held for sale	—	4,221
Total current liabilities	49,401	44,502

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	7,664	9,671
Long-term capital lease obligations, net of current portions	1,332	1,802
Other	1,049	1,335
Total long-term liabilities	10,045	12,808

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 107,173,576 and 107,112,817 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	107	107
Additional paid-in capital	357,386	356,545
Accumulated deficit	(240,094)	(230,456)
Total stockholders’ equity	117,399	126,196
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,845	$183,506

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenues	$39,332	$33,580	$82,862	$55,323
Cost of sales	36,400	33,366	77,351	58,605
Gross profit (loss)	2,932	214	5,511	(3,282)

OPERATING EXPENSES:
Selling, general and administrative	7,028	6,996	13,365	14,712
Impairment charges	—	4,561	—	4,561
Intangible amortization	215	855	430	1,709
Total operating expenses	7,243	12,412	13,795	20,982
Operating loss	(4,311)	(12,198)	(8,284)	(24,264)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(296)	(280)	(569)	(562)
Other, net	222	(396)	432	(267)
Total other (expense) income, net	(74)	(676)	(137)	(829)

Net loss from continuing operations before (benefit) provision for income taxes	(4,385)	(12,874)	(8,421)	(25,093)
Provision for income taxes	16	326	33	98
LOSS FROM CONTINUING OPERATIONS	(4,401)	(13,200)	(8,454)	(25,191)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(57)	(981)	(1,184)	(3,114)
NET LOSS	$(4,458)	$(14,181)	$(9,638)	$(28,305)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.04)	$(0.12)	$(0.08)	$(0.24)
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.03)
Net loss	$(0.04)	$(0.13)	$(0.09)	$(0.27)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	107,153	106,782	107,131	105,571

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended June 30,
	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,638)	$(28,305)
Loss from discontinued operations	1,184	3,114
Loss from continuing operations	(8,454)	(25,191)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	7,263	8,359
Impairment charges	—	4,561
Change in fair value of interest rate swap agreements	—	(253)
Deferred income taxes	—	(580)
Stock-based compensation	830	1,069
Loss on disposal of assets	139	75
Changes in operating assets and liabilities:
Accounts receivable	(5,813)	11
Inventories	(4,704)	(3,441)
Prepaid expenses and other current assets	645	1,618
Accounts payable	(3,959)	801
Accrued liabilities	(438)	(2,067)
Customer deposits	12,156	(5,761)
Other non-current assets and liabilities	319	1,028
Net cash used in operating activities of continued operations	(2,016)	(19,771)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business	761	—
Purchases of available for sale securities	(103)	(1,683)
Purchases of property and equipment	(2,850)	(3,922)
Proceeds from disposals of property and equipment	404	9
Decrease in restricted cash	—	2,010
Net cash used in investing activities of continued operations	(1,788)	(3,586)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	—	53,341
Common stock issued under defined contribution 401(k) plan	150	341
Payments on lines of credit and notes payable	(709)	(20,461)
Proceeds from lines of credit and notes payable	43
Principal payments on capital leases	(425)	(431)
Net cash (used in) provided by financing activities of continued operations	(941)	32,790

DISCONTINUED OPERATIONS:
Operating cash flows	(829)	(1,941)
Investing cash flows	—	(31)
Financing cash flows	(83)	(711)
Net cash used in discontinued operations	(912)	(2,683)

Add: Cash balance of discontinued operations, beginning of period	530	127
Less: Cash balance of discontinued operations, end of period	—	190

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,127)	6,687
CASH AND CASH EQUIVALENTS, beginning of the period	15,331	4,701
CASH AND CASH EQUIVALENTS, end of the period	$10,204	$11,388

Supplemental cash flow information:
Interest paid, net of capitalized interest	$457	$568
Income taxes paid	$34	$38
Non-cash investing and financing activities:
Issuance of restricted stock grants	$365	$463
Common stock issued under defined contribution 401(k) plan	$150	$341

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
REVENUES:
Towers	$24,495	$16,514	$52,666	$28,560
Gearing	$12,509	$14,277	26,062	21,993
Services	2,367	2,893	4,195	4,915
Corporate and Other	(39)	(104)	(61)	(145)
Total revenues	$39,332	$33,580	$82,862	$55,323

OPERATING (LOSS) PROFIT:
Towers	$2,773	$(595)	$5,194	$(1,873)
Gearing	(2,847)	(2,822)	(5,242)	(7,949)
Services	(2,094)	(6,474)	(3,448)	(8,924)
Corporate and Other	(2,143)	(2,307)	(4,788)	(5,518)
Total operating loss	$(4,311)	$(12,198)	$(8,284)	$(24,264)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA
Towers	$4,096	$527	$7,684	$356
Gearing	(380)	(775)	(226)	(3,363)
Services	(1,741)	(897)	(2,860)	(2,472)
Corporate and Other	(1,841)	(2,073)	(4,239)	(4,819)
Total Adjusted EBITDA (Non-GAAP)	$134	$(3,218)	$359	$(10,297)

Towers Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$2,773	$(595)	$5,194	$(1,873)
Depreciation	887	844	1,766	1,698
Share-based compensation and other stock payments	98	141	239	253
Other Income (Expense)	338	137	485	278
Total Adjusted EBITDA (Non-GAAP)	$4,096	$527	$7,684	$356

Gearing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(2,847)	$(2,822)	$(5,242)	$(7,949)
Depreciation	2,291	2,262	4,598	4,495
Amortization	215	215	430	430
Share-based compensation and other stock payments	73	83	179	190
Other Income (Expense)	(112)	(512)	(191)	(529)
Total Adjusted EBITDA (Non-GAAP)	$(380)	$(775)	$(226)	$(3,363)

Technical and Engineering Services Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(2,094)	$(6,474)	$(3,448)	$(8,924)
Depreciation	326	196	382	373
Amortization		5,201		5,841
Share-based compensation and other stock payments	30	195	67	248
Other Income (Expense)	(3)	(15)	139	(10)
Total Adjusted EBITDA (Non-GAAP)	$(1,741)	$(897)	$(2,860)	$(2,472)

Corporate and Other

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(2,143)	$(2,307)	$(4,788)	$(5,518)
Depreciation	44	42	87	83
Share-based compensation and other stock payments	260	198	463	623
Other Income (Expense)	(2)	(6)	(1)	(7)
Total Adjusted EBITDA (Non-GAAP)	$(1,841)	$(2,073)	$(4,239)	$(4,819)